UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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LENDER PROCESSING SERVICES, INC.
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May 16, 2012

Re:	Important Points to Consider in Reviewing LPS’ Executive Compensation

Dear Shareholder:

At the 2012 Annual Meeting of Shareholders of Lender Processing Services, Inc. (“LPS” or the “Company”), you are being asked to vote to approve a non-binding advisory resolution on the compensation of our named executive officers (Proposal No. 3), commonly referred to as a “say-on-pay” proposal. Our board of directors has unanimously recommended that our shareholders vote “For” this advisory proposal. We would like to take this opportunity to highlight for you certain points relating to our 2011 compensation practices that we believe merit strong consideration as you consider your vote on this proposal. We believe the below discussion highlights many of the important compensation issues we faced in 2011, as well as important compensation governance changes we have made in recent years.

Although 2011 presented unique challenges for us as an organization as LPS faced steep volume declines in our core markets, legal and regulatory uncertainty and significant management transitions, we believe we have a strong compensation governance program in place. Among other things, our program has imposed performance based vesting criteria on restricted stock grants, tied dividends on restricted stock to the vesting of those awards, and eliminated tax gross ups for compensation paid in connection with a change in control. We believe that 2011 was an unusual year for the Company and that our compensation plans and programs are well-designed and implemented to help us achieve our primary objective of driving long-term growth, increasing shareholder value and successfully executing our business objectives.

CEO Pay for Performance

In their voting recommendations, both ISS Proxy Advisory Services and Glass Lewis & Co., which we refer to as the advisory firms, compared our chief executive officer’s pay and total shareholder return to those of “peer groups” that were identified by the advisory firms. Based on these comparisons, the advisory firms concluded there was a disconnect between our performance and the pay for our chief executive officer. It is important to note that, of the “peers” identified by the advisory firms, only one identified by ISS and none identified by Glass Lewis has a significant portion of its business and financial results tied to the performance of the mortgage industry.

We believe this is a critically important flaw in their analysis given the headwinds and uncertainty that the overall mortgage industry experienced in 2011 as a result of the continued

downturn in the housing market. Refinancing origination volumes declined by 22% from 2010 (as reported by the Mortgage Bankers Association) and foreclosure volumes declined by 30.1% from the prior year (as measured by the number of default notices reported by RealtyTrac). These dramatic volume declines in our core markets, which were due to external market forces beyond our control, had an adverse impact on our results of operations in 2011. We showed strong performance in spite of these headwinds by outperforming the overall refinancing origination market and limiting the year-over-year decline in our loan facilitation services revenues to 14.6%, and outperforming the overall foreclosure market and limiting the year-over-year decline in our default services revenues to 23%.

In addition to the pressures coming from the volume declines and uncertainty in our core markets, we faced significant legal and regulatory scrutiny in 2011, including ongoing litigation and inquiries into certain business processes in our default operations. We recognize that the combination of these factors led to a significant decline in our stock price and a shareholder return of -48% for 2011. Nevertheless, our management team took steps to continue to strengthen and grow our business by:

—	Hiring Hugh R. Harris, a mortgage industry veteran, as our new President and Chief Executive Officer and realigning our management team under his leadership.

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Attracting new customers and deepening our relationships with our existing customers, especially with respect to our technology offerings, so that 18 of the top 20 mortgage institutions were using our mortgage servicing platform or Desktop platform by the end of 2011.

—	Significantly reducing our risk profile by strengthening our default services processes and exiting underperforming and non-strategic businesses.

—	Eliminating $40 million of annual operating expenses.

—	Making significant headway with respect to our outstanding litigation.

Mr. Harris and our entire management team are focused on creating shareholder value in 2012 and beyond. In this regard, as of May 14, 2012, our stock price has increased by over 83% since its low closing price on October 3, 2011 just prior to Mr. Harris’ hire, significantly outpacing the S&P 500, which increased by approximately 22% during that time.

Strong Compensation Governance

Our compensation committee takes a proactive approach to compensation governance. The committee regularly reviews our compensation programs and makes adjustments it believes are in the best interests of the Company and our shareholders. As part of this process, we review compensation trends and practices with the goal of improving our approach to executive compensation. We have made numerous improvements to our compensation governance over the past few years, including, among others:

—	Adopting performance-based vesting conditions for our restricted stock grants.

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Requiring that the payment of dividends on our restricted stock awards be subject to the same vesting requirements that are applicable to the restricted stock, i.e., no payment of dividends until the restricted stock vests.

—	Adopting a 6-month holding period for 50% of the after-tax shares acquired through restricted stock vestings.

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Eliminating provisions in employment agreements that provided for tax gross-ups for compensation paid due to a change in control and for modified single trigger severance payment arrangements following a change in control. It is our policy that no new employment agreements will provide for tax gross-ups for compensation paid as a result of a change in control.

—	Adopting a policy to “clawback” any overpayments of compensation, whether cash or equity-based, that were attributable to a material misstatement of financial results.

—	Increasing the stock ownership guideline for our CEO to six times base salary.

—	Continuing to utilize employment agreements that do not contain multi-year guarantees for salary increases, non-performance based bonuses or minimum annual equity compensation values.

—	Adopting a policy that our annual awards of stock options and restricted stock will utilize a vesting schedule of at least three years.

CEO Transition Period and Compensation

The advisory firms criticize the compensation paid to our chief executive officers in 2011, during which we experienced a unique set of circumstances with respect to management transitions. Although ISS acknowledges the headwinds we faced in 2011, it understates the significance of those events in noting simply that the year “was a pivotal time of transition for the company.” In July 2011, Jeffrey S. Carbiener resigned from his position as President and Chief Executive Officer due to significant health-related reasons. Mr. Carbiener was only 48 years old and had historically been in good health. Mr. Carbiener’s resignation, which was unexpected by our board, followed closely upon (i) the nation’s 14 largest banks and certain service providers, including LPS, entering into consent orders in April 2011 with certain federal banking regulatory agencies following reviews of their default and foreclosure processes, and (ii) the filing of a complaint in May 2011 against us by the Federal Deposit Insurance Corporation, in its capacity as receiver for Washington Mutual Bank, seeking more than $150 million in damages.

Although the Company has since made significant progress in dealing with the consent order, the FDIC lawsuit and various other legal and regulatory matters it is facing, the board believed it was imperative to have a strong leader with a deep knowledge of our business during the transition period between Mr. Carbiener’s resignation and the appointment of a permanent successor. As a result, the board appointed Lee A. Kennedy, our Executive Chairman, to also serve as President and CEO while the board conducted a search for a permanent successor.

Prior to his appointment as interim President and CEO, Mr. Kennedy had also served as chairman of Ceridian Corporation. His compensation as our Executive Chairman was set at a certain level in recognition of both the role he played with LPS, which was focused on strategic planning rather than day-to-day operational functions, and the fact that he did not dedicate 100% of his time to LPS. However, following Mr. Kennedy’s appointment as our President and CEO, he resigned his position as chairman of Ceridian in order to focus his full time and attention on LPS.

In determining the level of compensation to be paid to Mr. Kennedy for his service as President and CEO, the committee believed it was appropriate to set his compensation at a level that was consistent with the level set for Mr. Carbiener during his service in that role. The committee also considered the goals it had set for Mr. Kennedy as President and Chief Executive Officer, including outreach initiatives with the Company’s investors and customers, retention of key members of management and assisting with the identification and retention of a qualified permanent president and chief executive officer. The committee also considered the sacrifice Mr. Kennedy was making in resigning his position with Ceridian in order to serve LPS and its shareholders on a full-time basis. At that time, the committee did not know how long it would take to identify a qualified and talented permanent president and chief executive officer and get him into place, and believed it could reasonably take as long as a year. The committee also expected that Mr. Kennedy would spend significant time working with our new permanent chief executive to facilitate a smooth transition from an operational and investor perspective even after he resumed his more limited role of Executive Chairman. The committee believed it was important to provide stability to the Company and its customers, employees and investors during this transition, and determined that it should provide Mr. Kennedy with compensation for a full year in order to be able to reassure those stakeholders with a message of stability.

Mr. Kennedy’s base salary and short-term cash incentive for that one-year period were set at levels that were consistent with Mr. Carbiener’s compensation as President and Chief Executive Officer in 2010. Mr. Kennedy also received a long-term incentive award as President and CEO that, when combined with the value of the performance-based restricted stock award aimed at retention he received in February 2011 and the option and performance-based restricted stock awards he received in May 2011, provided Mr. Kennedy with aggregate long-term incentive compensation in 2011 at a level similar to that awarded to Mr. Carbiener as President and Chief Executive Officer in 2010. The level of pay set for Mr. Kennedy in his role of President and CEO applied to the period from July 2011 through June 2012, after which time Mr. Kennedy’s compensation will revert to the terms that were in place for his service as Executive Chairman prior to July 2011. Furthermore, Mr. Kennedy did not receive a payment under our annual cash incentive plan for 2011, and will not be eligible to receive a payment under our 2012 annual cash incentive plan with respect to the first six months of 2012.

Following his resignation from his officer positions in July 2011, Mr. Carbiener did not receive any special cash payments or any special vesting of his long-term incentive awards. Mr. Carbiener continues to serve as an advisor to our board of directors and, in that capacity, will continue to receive a salary of $880,000 until December 31, 2012. He did not receive an annual long-term incentive award in 2011 or any payment under our short-term cash incentive plan, and is not eligible to receive a long-term incentive award or participate in our short-term cash incentive plan in 2012. Mr. Carbiener’s current employment agreement does not provide for any special payments upon the termination of his employment, except that he is entitled to a lump sum payment equal to the unpaid portion of his base salary through December 31, 2012 if we terminate his employment without cause. Mr. Carbiener is not eligible for any special vesting of his long-term equity incentives. In fact, we estimate that Mr. Carbiener will forfeit almost 1.7 million options (of which 1.6 million are currently exercisable) and 79,000 shares of restricted stock. It is important to note that Mr. Carbiener’s continued base salary does not enrich him beyond what he would have been entitled to receive had he terminated his employment when he resigned as President and CEO. He could have terminated his employment for disability at that time, which would have entitled him to a lump sum payment equal to the unpaid portion of his salary through December 31, 2012.

Mr. Harris joined our Company as President and Chief Executive Officer in October 2011, bringing with him a deep knowledge and understanding of our operations and our industry, an immediate rapport with our management team, many of whom he had previously worked with, and a high level of trust from our customers who were also familiar with him. Since the time of his hire on October 5, 2011, we believe he has also been able to establish a high level of trust with our investors, as evidenced by our stock price performance, which as of May 14, 2012, had increased 83% since its low closing price on October 3, 2012.

In setting Mr. Harris’ compensation as our President and CEO, our compensation committee did not approve any significant or unusual payments for Mr. Harris. Rather, they set his base salary at $880,000, which was consistent with the base salaries paid to Mr. Carbiener and Mr. Kennedy. In addition, they approved stock option and performance-based restricted stock awards for Mr. Harris with similar aggregate fair value to that of the long-term incentive awards made to Mr. Carbiener in 2010 and to Mr. Kennedy in 2011. Mr. Harris did not receive any type of signing bonus and was not eligible to participate in our short-term cash incentive plan for 2011. At the time of Mr. Harris’ hire, the committee did provide Mr. Harris with a retention incentive of $375,000. The compensation committee provided this incentive after recognizing the significant challenges Mr. Harris would face, including building a rapport with our existing management team, gaining a deeper understanding of our businesses and navigating the ongoing economic, legal and regulatory challenges to our business, as well as the importance of creating a stable management team after the period of significant management changes in 2011. The retention incentive was provided as a means to incentivize Mr. Harris to address these challenges in the early period of his employment and to reward him for success in doing so.

New Compensation Plan Improvement: Long-Term Incentive Awards

On May 15, 2012, our compensation committee approved our annual long-term incentive awards of options and performance-based restricted stock. As in years past, the options have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued employment with us, and have a seven-year term. The performance-based restricted stock awards will also vest ratably over three years from the date of grant. In addition, the vesting of the performance-based restricted stock is subject to the achievement of an annual operating margin of 14% during each of the following periods: (i) April 1, 2012 through December 31, 2012; (ii) January 1, 2013 through December 31, 2013; and (iii) January 1, 2014 through December 31, 2014. The compensation committee chose operating margin as the performance measure because it believes it is a measure that is transparent to investors and ties management’s achievement of these awards to their ability to operate the Company in an efficient manner. The Committee set the goal at 14% operating margin in recognition of the difficulty in predicting the size of the default and refinancing origination markets in both the short and the long-term, and because that is a level below which, if not achieved in a measurement period, the committee believes management should forfeit their award for that period.

New Compensation Plan Improvement: Short-Term Incentive Plan

As discussed above, the Company’s financial results were significantly impacted in 2011 by dramatic declines in both the refinancing origination market and the default market due to external factors beyond the Company’s control. The compensation committee believes that management should continue to strive to achieve strong financial performance and determines the performance objectives for the Company’s annual incentive plan, it’s short-term cash plan, in order to encourage management to achieve results for shareholders. However, the committee believes it is important that management not be penalized, or unjustly rewarded, for market factors beyond their control. Accordingly, in approving the performance measures for the Company’s 2012 annual incentive plan, the compensation committee determined to utilize a formulaic mechanism to adjust the 2012 performance goals, which include revenue, operating income and free cash flow, up or down to account for significant volume changes in either the mortgage refinancing or the default markets. These adjustment formulas are briefly described below.

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For every 1% decrease below, or 1% increase above, the Company’s projection for the size of the 2012 default market, the target revenue, operating income and free cash flow goals will each be adjusted down or up, as applicable, by a designated amount, and the threshold and maximum goals will be adjusted by a corresponding percentage. The determination of the size of the default market for 2012 will be based upon the number of Notices of Default in 2012, as reported by RealtyTrac.

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For every 1% decrease below, or 1% increase above, the Company’s projection for the size of the 2012 refinancing origination market, the target revenue, operating income and free cash flow goals will each be adjusted down or up, respectively, by a designated amount, and the threshold and maximum goals will be adjusted by a corresponding percentage. The determination of the size of the refinancing origination market for 2012 will be based upon the number of refinancing originations for 2012, as reported by the Mortgage Bankers Association.